                                                                     EXHIBIT 4.3


      VOTING AGREEMENT, dated as of April 27, 2000, by and among The Sports Club Company, Inc., a Delaware corporation, and D. Michael Talla ("Talla").


                              PRELIMINARY STATEMENT

      Talla currently owns Shares and may from time to time hereafter acquire additional Shares. As a condition to the agreement by the Company to amend the Rights Agreement to permit the acquisition of a limited number of additional Shares by Talla, the Company has required Talla to agree, and Talla is willing to agree, that he will vote any Shares owned by him in excess of the Threshold Number in accordance with the requirements of section 2 of this agreement. Accordingly, the parties hereto agree as follows.

1.    DEFINITIONS.

      a. "AFFILIATE" means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person.

      b.    "BOARD OF DIRECTORS" means the Company's Board of Directors.

      c. "COMPANY" means The Sports Club Company, Inc., a Delaware corporation.

      d. "NON-RESTRICTED SHARES" means all outstanding Shares other than the Restricted Shares.

      e. "RESTRICTED SHARES" means, as of any date, the Shares owned by Talla on such date in excess of the Threshold Number.

      f. "RIGHTS AGREEMENT" means the Rights Agreement, dated as of October 6, 1998, between the Company and American Stock Transfer & Trust Company, as such agreement may be amended from time to time.

      g. "SHARES" means shares of the Company's common stock, par value $.01 per share.

      h. "MILLENNIUM VOTING AGREEMENT" means the Voting Agreement, dated as of April 27, 2000, between the Company and Millennium Partners, LLC, and its affiliates.

      i. "TERMINATION DATE" means the earlier of: (i) the date on which the Rights Agreement is terminated, (ii) the date on which Rights Certificates (as such term is defined in the Rights Agreement) are distributed pursuant to the Rights Agreement, and (iii) the date on which the parties hereto enter into a written agreement to terminate this agreement.

      j.    "THRESHOLD NUMBER" means, as of any date, the greater of:

            i.     4,964,890 Shares and

            ii. a number of Shares equal to 28% of all Shares outstanding as of such date.

2.      VOTING RESTRICTIONS.

      a. Talla agrees that, from the date hereof until the Termination Date, he will, on each occasion at which the stockholders of the Company are entitled to vote on any matter (whether at an annual or special meeting or by written consent), vote all Restricted Shares in the same proportions that all Non-restricted Shares that are voted in connection with such matter are voted.

      b. Anything in section 2(a) hereof to the contrary notwithstanding, the restriction set forth in section 2(a) hereof shall not apply to the extent specifically waived in writing by the Board of Directors.

      c. If the Millennium Voting Agreement is amended or modified, or any provision thereof is waived, the Company shall notify Talla promptly of any such amendment, modification or waiver. If any such amendment, modification or waiver reduces or eliminates the restrictions contained in the Millennium Voting Agreement, Talla shall automatically receive the benefit of such reduced or eliminated restrictions and this agreement shall be appropriately modified.

3.      MISCELLANEOUS.

      a. GOVERNING LAW. This agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

      b.    ENFORCEMENT.

            i. Talla acknowledges and agrees that irreparable damage would occur if any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company will be entitled to an injunction or injunctions to prevent breaches of this agreement by Talla and to enforce specifically its provisions, this being in addition to any other remedy to which the Company may be entitled at law or in equity.

            ii. Each of Talla and the Company irrevocably agrees that any legal action or proceeding against it with respect to this agreement and any transaction contemplated by this agreement may be brought in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and by execution and delivery of this agreement each of Talla and the Company irrevocably submits to the jurisdiction of each such court.

      c. ENTIRE AGREEMENT. This agreement constitutes the entire understanding of the parties hereto with respect to the transactions contemplated by it.

      d. SEVERABILITY. If any provision of this agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties hereto that they would have executed the remaining provisions without including any that may be declared unenforceable.

      e. HEADINGS. The headings in this agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of any provision of this agreement.

      f. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally against receipt thereof, or trans mitted by facsimile (with a confirming copy sent by mail) or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            if to the Company, to:

                   The Sports Club Company, Inc.
                   11100 Santa Monica Boulevard, Suite 300
                   Los Angeles, California  90025
                   Attention: Chief Executive Officer
                   Facsimile No.: (310) 479-8350
            with a copy to:

                   Kinsella Boesch Fujikawa & Towle LLP
                   1901 Avenue of the Stars
                   Los Angeles, California 90067
                   Attention: Joseph P. Bartlett, Esq.
                   Facsimile No.: (310) 284-6018

            if to Talla, to:

                   D. Michael Talla
                   11100 Santa Monica Boulevard, Suite 300
                   Los Angeles, California  90025
                   Attention: Chief Executive Officer
                   Facsimile No.: (310) 479-8350

            with a copy to:

                   Resch, Polster, Alpert & Berger, LLP
                   10390 Santa Monica Boulevard, 4th Floor
                   Los Angeles, California  90025
                   Attention: Ronald M. Resch, Esq.
                   Facsimile No.: (310) 552-3209

            Any notice shall be deemed to have been given on the date of receipt if delivered personally or by overnight courier, the date of transmission with confirmation back if transmitted by facsimile, or the third day following posting if transmitted by mail.

      g. SUCCESSORS AND ASSIGNS. This agreement shall bind and inure to the benefit of the successors of the parties hereto. None of the parties hereto may assign its rights or interests in or obligations under this agreement without the prior written consent of the other parties hereto.

      h. THIRD PARTY BENEFICIARIES. No party not expressly a party hereto shall have or acquire any rights or interests under this agreement, whether as a third party beneficiary or otherwise, and none of the parties hereto shall have any liability hereunder with respect to any such other party

      i. AMENDMENTS; WAIVERS. This agreement may not be amended, or any of its provisions waived, except by a writing signed by each of the parties hereto.

      j. COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have cause this agreement to be executed as of the date first written above.

THE SPORTS CLUB COMPANY, INC.               D. MICHAEL TALLA


By:  /s/ Rex Licklider                      /s/ D.MichaelTalla
    --------------------------------        --------------------------------
Name:   Rex Licklider                       D. Michael Talla
Title:  Co-Chief Executive Officer